                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

Contact:  Richard B. Witaszak
Senior Vice President - Finance and Chief Financial Officer
(816) 347-6974
rwitaszak@payless.cashways.com
------------------------------

                         PAYLESS CASHWAYS, INC. CONFIRMS APPOINTMENT
                           OF TRUSTEE TO OVERSEE FINAL LIQUIDATION

KANSAS CITY, MO - September 17, 2001 - Payless Cashways, Inc. (OTC: PCSH) officials confirmed that a Chapter 11 trustee has been appointed by the United States Bankruptcy Court to oversee the final liquidation of the company.

At a hearing September 10, 2001, the United States Bankruptcy Court appointed Silverman
Consulting, Inc. of Skokie, Illinois as trustee of the company in response to a motion from the Official Unsecured Creditor's Committee.  The motion outlined the Committee's position that the Silverman Consulting Group's extensive bankruptcy and liquidation expertise was appropriate and necessary due to the size and complexity of the case.  The trustee's budget for total liquidation of the company is expected to be finalized by the Bankruptcy Court at a hearing scheduled for September 25, 2001.

Going-out-of-business sales are currently in progress at all of the company's 110 stores.
Following approval of the liquidation budget, the trustee will complete going-out-of-business sales, and then liquidation of the company's remaining real estate will follow.  The entire liquidation process is expected to take several months.

Company officials are unable to predict how much cash will be generated from the going-out-of-business sales and the sales of various properties.  Therefore, it cannot be predicted at this time how much money will be available to pay unsecured creditors and administrative claims.  At this time it appears unlikely that any funds will be left for stockholders.  The company and its creditors believe, however, that the current course of action is the best option available under the circumstances.  The company will be filing monthly financial reports in the bankruptcy case.

Forward-Looking Statements
Forward-looking statements are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. These statements are based on the current plans and expectations of the company. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially are the following: customer demand; the strength of the commercial real estate market;
stability of the work force; consumer spending and debt levels; new and existing housing activity; product and customer mix; and weather. Additional information concerning these and other factors is contained in the company's Securities and Exchange Commission filings.

                                             ###